Exhibit 3.1

CERTIFICATE OF AMENDMENT TO
THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
CAREMAX, INC.

CareMax, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1. This Certificate of Amendment amends the provisions of the Corporation’s Third Amended and Restated Certificate of Incorporation (the “Third Amended and Restated Certificate of Incorporation”).

2. Section 4.1 of the Third Amended and Restated Certificate of Incorporation is hereby deleted and amended and restated in its entirety as follows:

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 19,333,333 shares, consisting of (a) 18,333,333 shares of common stock (the “Common Stock”), including (i) 8,333,333 shares of Class A common stock (the “Class A Common Stock”), and (ii) 10,000,000 shares of Class B common stock (the “Class B Common Stock”), and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”).

Upon the filing and effectiveness (the “Effective Time”) pursuant to the General Corporation Law of the State of Delaware of this Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation of the Corporation, each thirty (30) shares of Class A Common Stock either issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Class A Common Stock (the “Reverse Stock Split”).

No fractional shares shall be issued in connection with the Reverse Stock Split. Instead, stockholders who would be entitled to receive fractional shares of Class A Common Stock because they hold a number of shares not evenly divisible by the Reverse Stock Split ratio will be issued an additional fraction of a share of Class A Common Stock to round up to the next whole post-Reverse Stock Split share of Class A Common Stock. No stockholders will receive cash in lieu of fractional shares.

3. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4. All other provisions of the Third Amended and Restated Certificate of Incorporation shall remain in full force and effect.

5. The foregoing amendment shall be effective as of 11:59 p.m., Eastern Time, on January 31, 2024.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation to be executed by Kevin Wirges its Chief Financial Officer, this 30th day of January, 2024.

CAREMAX, INC.

By: /s/ Kevin Wirges
Name: Kevin Wirges
Title: Chief Financial Officer